Exhibit 10.57

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Joint Escrow Instructions (the “Agreement”) is made as of October 23, 2008 (the “Effective Date”) by and between Electronics For Imaging, Inc., a Delaware corporation (“Seller”), and Gilead Sciences, Inc., a Delaware corporation (“Buyer”), in the following factual context:

A. Seller is the owner of certain real property consisting of approximately 35 acres of land improved by two buildings known as 301 and 303 Velocity Way, in the City of Foster City (the “City”), San Mateo County (the “County”), California 94404 (APN 94-122-050, 060, 070, 080, 110, 120, 130, 140 and 150 and Parcel A as shown on Map of Tract No. 92-83) (“Seller’s Property”), all as more particularly described in Exhibit A-1 and as shown on the assessor’s parcel map attached as Exhibit A-2.

B. Seller’s Property is entitled for development of a total five (5) buildings consisting of up to 1,000,000 square feet of office, R&D, light assembly and ancillary facilities, as well as a parking structure, as set forth in the Vintage Park General Development Plan (“General Development Plan”) and as described in a Development Agreement dated July 10, 1997 between CalCap, LLC, a California limited liability company (“CalCap”), the City and the Estero Municipal Improvement District (the “District”), and recorded in the Official Records of the County (the “Official Records”) on August 14, 1997 as Document Nos. 97-099348 and 97-099349, as assigned by CalCap to Seller by an Assignment and Assumption Agreement dated August 14, 1997 and recorded in the Official Records as Document No. 97-108156, and amended by a First Amendment to Development Agreement dated July 17, 2000 (as assigned and amended, the “Development Agreement”). Seller has constructed two buildings on Seller’s Property: “Building A” consisting of approximately 295,000 gross square feet and “Building B” consisting of approximately 163,000 gross square feet. The remaining 542,000 square feet of buildings and the parking structure approved per the General Development Plan have not been built.

C. The City has approved Specific Development Plans/Use Permits for buildings known as “Building C” consisting of approximately 163,000 gross square feet (per Specific Development Plan/Use Permit 97-001a approved by Planning Commission Reso. No. P-35-97, as amended by Reso. No. P-30-00), “Building “D” consisting of approximately 172,000 gross square feet (per Specific Development Plan/Use Permit 97-015, approved by Planning Commission Reso. No. P-01-98) and a parking structure (per Specific Development Plan/Use Permit 00-004 (approved by Planning Commission Reso. No. P-32-00).

D. Seller desires to sell, and Buyer desires to purchase, a portion of Seller’s Property, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the sum of One Hundred Dollars paid by Buyer to Seller, the covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, Seller and Buyer agree as follows:

Section 1. AGREEMENT OF SALE

Subject to and on the terms and conditions of this Agreement, Seller shall sell to Buyer and Buyer shall purchase from Seller all of the following assets (collectively, the “Property”):

1.1 Land. The portion of Seller’s Property consisting of approximately 30 acres of land (APN 94-122-050, 060, 070, 080, 110, 120, 130 and 150 and Parcel A as shown on Map of Tract No. 92-83), all as more particularly described in Exhibit A-3, together with (a) all privileges, rights, easements and appurtenances belonging to the real property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the real property; (b) all development rights, air rights, air credits, water, water rights and water stock relating to the real property; and (c) all right, title and interest of Seller in and to any streets, alleys, passages, common areas, other easements and other rights-of-way or appurtenances included in, adjacent to or used in connection with such real property (collectively, the “Land”);

1.2 Improvements. Any and all buildings, structures, systems, facilities, fixtures, fences and parking areas located on the Land, and any and all machinery, equipment, apparatus and appliances (not owned by tenants) used in connection with the operation or occupancy of the Land, including without limitation the office building containing approximately 163,000 square feet of gross building area commonly known as 301 Velocity Way (commonly known as “Building B”), Foster City, California 94404 (collectively, the “Improvements”);

1.3 Personal Property. All of Seller’s right, title and interest in and to any equipment, furniture and other tangible personal property (not owned by tenants) located within and used in connection with the operation or occupancy of the Land and Improvements (collectively, the “Personal Property”), but excluding the personal property listed on Exhibit B (the “Excluded Personal Property”). Before the expiration of the Due Diligence Period, the parties shall agree on the manner of Seller’s removal of the Excluded Personal Property. Personal Property shall include, without limitation, all workstations, chairs, tables, whiteboards, case work, cabling, fitness room equipment and day care center furniture and equipment;

1.4 Leases. All of Seller’s right, title and interest in and to all of the leases, licenses and other occupancy agreements with tenants of the Property which are listed on Exhibit C (the “Leases”), together with all rental deposits, security deposits and other deposits given by tenants to secure their performance under the Leases;

1.5 Contracts. All of Seller’s right, title and interest in and to any of the contracts and agreements which are listed on Exhibit D that Buyer elects to assume by so stating in the Approval Notice (as defined in Section 3.2 below); and

1.6 Other Assets. All of Seller’s right, title and interest in and to all tangible and intangible assets of any nature relating exclusively to the Land, the Improvements and/or the Personal Property, including without limitation (a) all warranties upon the Improvements or Personal Property, to the extent such warranties are assignable; (b) copies of all plans, specifications, engineering drawings and prints in Seller’s possession or control relating to the construction of the Improvements; and (c) all other intellectual or intangible property used by Seller in connection with the Land, the Improvements and/or the Personal Property (collectively, the “Other Assets”).

1.7 Retained Property. Seller shall retain ownership of the land and an office building consisting of approximately 295,000 square feet of gross building area (“Building A”) and other related improvements known as 303 Velocity Way, Foster City, California (APN 94-122-140) together with (a) all privileges, rights, easements and appurtenances belonging to the real property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the real property; (b) all development rights, air rights, air credits, water, water rights and water stock relating to the real property; and (c) all right, title and interest of Seller in and to any easements and other rights-of-way or appurtenances included in, adjacent to or used in connection with such real property (the “Retained Property”). Building A and Building B are currently connected by a skywalk, which Buyer may elect, in its sole discretion, to be included in the Property being sold to Buyer. Buyer will give notice of its election to acquire the skywalk on or before the end of the Due Diligence Period (as defined in Section 3.1.1).

Section 2. PURCHASE PRICE

2.1 Amount. The purchase price for the Property (the “Purchase Price”) shall be One Hundred Thirty-Seven Million Five Hundred Thousand Dollars ($137,500,000).

2.2 Payment. Buyer shall pay the Purchase Price to Seller as follows:

2.2.1 Deposit. Within two (2) business days after the Effective Date, and as a condition precedent to the effectiveness of this Agreement, Buyer shall deposit in escrow (“Escrow”) with the Title Company (as defined in Section 3.3) the sum of Five Million Dollars ($5,000,000) in immediately available funds (the “Initial Deposit”). Within two (2) business days following expiration of the Due Diligence Period, if Buyer has not elected to terminate this Agreement in accordance with Section 3.2 and if Buyer has given Seller the Approval Notice, Buyer shall deposit with the Title Company the additional sum of Five Million Dollars ($5,000,000) in immediately available funds (the “Additional Deposit”). The Initial Deposit and any interest accrued thereon and the Additional Deposit and any interest accrued thereon are referred to in this Agreement as the “Deposit”. The Title Company shall place the Deposit in an interest-bearing account with either Bank of America, N.A. or Wells Fargo Bank, N.A. or other financial institution acceptable to Buyer and Seller.

2.2.2 Application of Deposit. If the sale of the Property pursuant to this Agreement is consummated, the Deposit and all accrued interest shall be credited against the Purchase Price. If the sale of the Property pursuant to this Agreement is not consummated as a result of (i) a default by Seller, (ii) termination of this Agreement pursuant to Section 3.2 or Section 3.4, or (iii) failure of an express condition for the benefit of Buyer, the Deposit shall be returned to Buyer.

2.2.3 Payment of Balance. On or before the Closing Date (as defined in Section 9.1), Buyer shall pay the balance of the Purchase Price by electronic transfer of immediately available funds into escrow.

2.2.4 Allocation of Purchase Price. Buyer and Seller shall use reasonable good faith efforts to agree, prior to expiration of the Due Diligence Period, upon the allocation of the Purchase Price paid for the Property in accordance with Section 1060 of the Internal Revenue Code of 1986 (as amended) (“Code”).

2.2.5 Liquidated Damages. IN THE EVENT THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED AS A RESULT OF BUYER’S MATERIAL DEFAULT (HEREAFTER DEFINED IN SECTION 11.1 BELOW) IN PERFORMANCE OF ITS OBLIGATION TO PURCHASE THE PROPERTY, SELLER MAY TERMINATE THIS AGREEMENT AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES IN ACCORDANCE WITH SECTION 11.4. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF BUYER’S BREACH OF ITS OBLIGATION TO PURCHASE THE PROPERTY WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, IN THE EVENT OF BUYER’S MATERIAL BREACH OF ITS OBLIGATION TO PURCHASE THE PROPERTY, THE PARTIES HAVE AGREED, AFTER NEGOTIATION, THAT THE DEPOSIT SHALL CONSTITUTE SELLER’S SOLE AND EXCLUSIVE RIGHT TO DAMAGES AND THAT THIS SUM REPRESENTS A REASONABLE ESTIMATE OF THE ACTUAL DAMAGES SELLER WOULD INCUR AS A RESULT OF BUYER’S DEFAULT IN THE PERFORMANCE OF ITS OBLIGATION TO PURCHASE THE PROPERTY. THE FOREGOING SHALL NOT LIMIT SELLER’S RIGHT TO RECOVERY UNDER ANY INDEMNITY BY BUYER IN CONNECTION WITH THIS AGREEMENT OR RECOVERY OF ANY ATTORNEYS FEES UNDER SECTION 13.8. SELLER WAIVES ANY RIGHT TO SPECIFIC PERFORMANCE OR DAMAGES OTHER THAN AS SET FORTH IN THIS SECTION 2.2.5. BY INITIALING IN THE SPACES WHICH FOLLOW, SELLER AND BUYER SPECIFICALLY AND EXPRESSLY AGREE TO ABIDE BY THE TERMS AND PROVISIONS OF THIS SECTION 2.2.5 GOVERNING LIQUIDATED DAMAGES.

Seller (JR)             Buyer (JM)

Section 3. DUE DILIGENCE

3.1 Due Diligence Period; Inspection and Access.

3.1.1 Due Diligence Period. The “Due Diligence Period” shall mean the period beginning on the Effective Date and ending at 5:00 p.m. Pacific Time on December 12, 2008.

3.1.2 Due Diligence Investigation. During the Due Diligence Period, Buyer shall have the right to conduct at its sole cost and expense such investigations, studies, surveys, analyses and tests of the Property as it shall in its sole discretion determine are necessary or desirable (the “Due Diligence Investigation”). This investigation may include a physical inspection of the Property, including, but not limited to, inspection and examination of soils, environmental factors, if any, archeological information relating to the Property, geological and other tests; a review and investigation of any zoning, permits, reports, and engineering data; review of all governmental matters affecting the Property (subject to the limitation set forth in Section 3.1.6 below); review of roofing, structural, mechanical, seismic and security systems in Building B; review of the condition or title to the Property; review of material documents relating to the ownership and operation of the Property; and review of such other matters pertaining to an investment in the Property as Buyer deems advisable. Seller shall also permit Buyer to inspect any connection between the security system on the Property and that on the Retained Property as well as any documents related to the operation of the security system to the extent such documents relate to the Property (“Limited Security Review”). The Limited Security Review shall be coordinated through and attended by Seller’s authorized representative, and no other activity or inspection with respect to the Retained Property is permitted by this Agreement. Should it be determined in the course of the Due Diligence Investigation that there are interconnecting utilities or other systems between the Property and the Retained Property, Seller shall not unreasonably withhold, condition or delay consent to Buyer’s request to conduct such further investigation of the Retained Property as is reasonably necessary to evaluate such interconnection. All Buyer’s activities on the Retained Property shall be at Buyer’s sole cost and expense.

3.1.3 Access/Conditions. To conduct its Due Diligence Investigation, Buyer and its representatives shall have the right of access to the Property during reasonable business hours and upon at least one (1) business days’ prior notice. Such access shall be coordinated through Seller’s authorized representative, Roger Wang, P.E., EFI Director of Facilities (telephone number: 650-357-3186), or any other individual designated by Mr. Wang, and Seller may require all such access to be in the company of Seller’s authorized representative. This right of entry shall be subject to the following conditions:

(a) The Due Diligence Investigation shall be conducted in full compliance with each law, zoning restriction, ordinance, rule, regulation or requirement of any governmental or quasi governmental agency (“Governmental Entity”) with jurisdiction over the Property. Buyer shall not interfere with any occupant of the Property and shall make every reasonable effort to accommodate the requests of Seller, tenants of the Property and any other occupants of the Property regarding conduct of the investigation so as to minimize interference with business operations at the Property. Buyer shall not conduct any interviews or discussions with any tenant without the prior written consent of Seller, which Seller shall not unreasonably withhold, condition, or delay, and Seller shall have the opportunity to have a representative present during such tenant interviews or discussions.

(b) Prior to entering the Property to perform its Due Diligence Investigation of the Retained Property or to perform the Limited Security Review, Buyer shall provide to Seller a certificate of insurance showing that Buyer maintains in full force and effect, a policy of comprehensive general liability insurance (i) covering the activities of Buyer (including Buyer’s employees, independent contractors and agents) in connection with the Due Diligence Investigation, (ii) in an amount of not less than Three Million Dollars ($3,000,000) combined single limit per occurrence from a carrier rated A- or better by Best’s Rating Guide, (iii) naming Seller, its officers, directors, lenders, agents and employees as additional insureds, and (iv) requiring at least thirty (30) days’ written notice to Seller prior to cancellation or reduction in coverage.

(c) All information supplied by Seller in the course of Buyer’s Due Diligence Investigation shall remain the property of Seller. In the event Closing does not occur or this Agreement is terminated for any reason, Buyer shall promptly return to Seller all documents obtained from Seller and Seller’s agents; provided, however, Buyer may retain a single copy of all such documents (other than architectural drawings and construction specifications, which must be returned to Seller) for archival purposes.

(d) Any investigation or other tests involving sampling or physical invasion of the surface of the Property or physical sampling are to be made by Buyer only after obtaining the express written consent of Seller, which may be withheld in Seller’s sole discretion. Seller’s authorized representative and Seller’s environmental consultants may attend any test or investigation at the Property and shall be entitled, without cost, to duplicates of any samples taken by Buyer (or, if duplicates are not reasonably attainable, Buyer may elect to deliver the actual samples after testing) and to copies of all written reports and data prepared by or on behalf of Buyer with respect to such sampling. Any request for consent must be delivered to Seller and its authorized representative, together with a reasonably detailed investigation plan sufficient for Seller to determine the scope and logistics of the proposed investigation, at least three (3) business days before the desired test. Any invasive sampling or testing permitted by Seller shall be performed at Buyer’s sole cost in compliance with all environmental laws and other requirements of Governmental Entities. Depending on the nature of the invasive testing or sampling, Seller may require an increase in the amount of insurance specified in Section 3.1.3(b).

If in the course of its investigation, Buyer discovers any environmental condition which Buyer or its consultants or contractors believes should be reported to any Governmental Entity, Buyer shall provide to Seller full information regarding the discovery, and Seller shall assume any and all reporting obligations and shall indemnify, defend and hold Buyer, its employees, authorized agents, consultants, contractors and representatives harmless from any and all claims, Liens, demands, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, and all costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees, reasonable costs of defense, and reasonable costs and expenses of all experts and consultants) (collectively referred to as “Claims”) arising directly or indirectly, in whole or in part, out of any failure of Seller to fulfill such reporting obligations, if any. If a Phase I environmental investigation report obtained during the Due Diligence Period suggests that sampling is recommended, and if Seller consents to such testing in accordance with this Section 3.1.3(d), Buyer may have additional time to review and approve in its sole and unfettered discretion the environmental condition of the Property for such additional period of time (the “Environmental Diligence Period”) as is reasonably required to obtain permits for such testing and to obtain the results and analysis thereof; provided that (i) Buyer has approved all other matters relating to the Property other than the Property’s environmental condition prior to expiration of the Due Diligence Period, and (ii) in no event shall the Environmental Diligence Period extend beyond December 30, 2008 without the prior written consent of Seller.

(e) Promptly after any physical inspection of the Property, if any damage to the Property has resulted from such physical inspection, Buyer at its sole cost shall restore the Property to the condition that existed immediately prior to such inspection; provided that, if the Closing does not occur for any reason, then Seller may elect to restore the Property itself and to charge the cost thereof to Buyer (who shall pay the amount due within thirty (30) days after delivery of an invoice from Seller).

(f) Buyer shall not permit any mechanics’ or other Liens to be filed against the Property as a result of Buyer exercising its right of entry, and Buyer at its sole cost shall cause any Liens (as defined in Section 5.8) so filed to be removed within five (5) days after written notice from Seller, by bond or otherwise.

(g) Buyer’s obligations under this Section 3.1.3 shall survive the termination of this Agreement prior to Closing.

3.1.4 Indemnity. Buyer shall indemnify, defend and hold Seller, its officers, directors, shareholders, affiliates, subsidiaries, lenders, employees, contractors, agents, successors and assigns harmless from and against any and all Claims, to the extent arising out of the acts or omissions of Buyer, its agents, employees or contractors in the course of carrying out Buyer’s Due Diligence Investigation and Limited Security Review, including but not limited to:

(a) any investigative activity, or any other act or omission in connection with the Due Diligence Investigation or Limited Security Review, by or on behalf of Buyer or its employees, invitees, agents or contractors;

(b) any contract, agreement or commitment entered into or made by and between Buyer and a third-party contractor in connection with the Due Diligence Investigation or Limited Security Review; and

(c) the investigation of the presence of Hazardous Materials (as defined in Section 5.6.1(b)) or substances on the Property, the exacerbation of any pre-existing environmental condition, in any case, as a result of any act or omission of Buyer or Buyer’s employees, agents or contractors; provided, however the indemnifications in this Section 3.1.4 shall not extend to the Claims arising out of the discovery and/or reporting of existing conditions on the Property. Buyer’s obligations under this Section 3.1.4 shall survive the termination of this Agreement prior to Closing.

3.1.5 Delivery of Documents. In connection with Buyer’s Due Diligence Investigation, Seller has provided or will provide to Buyer copies of all development agreements, leases, service contracts, engineering drawings/specifications, purchase orders/agreements, operating costs, use permits, third-party reports, studies, operating statements, environmental reviews, compliance inspection reports and other similar documents relating to the Property in Seller’s possession or control (collectively, the “Due Diligence Documents”). The Due Diligence Documents shall exclude (if any) (a) any item that is subject to any legally recognized privilege (e.g., the attorney-client privilege) and attorney work product, provided, however, Seller shall provide to Buyer a general description of the categories of Due Diligence Documents claimed to be excluded under this clause (a), (b) any document that contains proprietary or confidential financial information not relating to the operation of the Property, (c) any appraisals of the Property and (d) any item that Seller is contractually or otherwise bound to keep confidential, provided, however, Seller shall provide to Buyer a general description of the categories of Due Diligence Documents claimed to be excluded under this clause (d). Except as expressly set forth in this Agreement, Seller makes no representation or warranty relating to the validity of the Due Diligence Documents, and Buyer acknowledges and agrees that Buyer is responsible for verifying the accuracy of the Due Diligence Documents. All information, including but not limited to the Due Diligence Documents, supplied by Seller to Buyer pursuant to this Agreement shall remain the property of Seller, except as provided in Section 3.1.3(c). In the event the Closing does not occur, or this Agreement is terminated for any reason, Buyer shall promptly return to Seller all documents, including but not limited to the Due Diligence Documents, obtained from Seller and Seller’s agents, employees and contractors except as provided in Section 3.1.3(c).

3.1.6 Contact with Government Entities. Buyer shall not contact any Governmental Entity, including but not limited to the City, about the Property or this Agreement without first having given Seller not less than twenty-four (24) hours notice to Roger Wang of Buyer’s intent to contact the City or other Governmental Entity. Buyer shall give Seller (i) copies of all written communications to or from Governmental Entities, and (ii) at least 24 hours prior notice of any meetings or telephone calls with Governmental Entities, so that Seller may participate if it desires. Buyer shall not enter into any binding agreements with Governmental Entities with respect to the Property that become effective prior to the Closing.

3.1.7 Confidentiality. This Agreement, the Due Diligence Investigation, and the Limited Security Review shall be subject to the terms and conditions of the Mutual Nondisclosure Agreement entered into by the parties on August 18, 2008 (the “NDA”), all of which terms and conditions (other than Section 6 of the NDA) are incorporated herein by this reference. With regard to this Agreement only, the term “Purpose” in the NDA shall include evaluating the Property and performing the Limited Security Review, and Buyer shall use all such information solely for such Purpose. Buyer’s obligations under this Section 3.1.7 shall survive the termination of this Agreement prior to Closing.

3.1.8 Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain and deliver to Buyer prior to the end of the Due Diligence Period fully completed and executed tenant estoppel certificates substantially in the form attached as Exhibit E-1 and Exhibit E-2 from the existing tenants of Building B (“Tenant Estoppel Certificates”). If Seller is unable to deliver the Tenant Estoppel Certificates prior to the expiration of the Due Diligence Period, Seller may elect, by written notice to Buyer, to close the transaction in accordance with the terms and conditions of this Agreement by providing to Buyer at Closing a Seller estoppel certificate substantially in the form attached as Exhibit F-1 and Exhibit F-2 (the “Seller Estoppel Certificates”), in place of any of the Tenant Estoppel Certificates not delivered.

3.2 Approval/Disapproval of Due Diligence Investigation. Buyer shall approve or disapprove of the results of its Due Diligence Investigation in the exercise of Buyer’s sole discretion by written notice (“Approval Notice”) delivered to Seller no later than 5:00 p.m. on the last day of the Due Diligence Period. Buyer’s disapproval shall terminate this Agreement, in which case the Initial Deposit, together with all accrued interest, shall be returned to Buyer and, except as otherwise provided herein, this Agreement shall be of no further force and effect. Buyer’s failure to deliver the Approval Notice to Seller shall be deemed disapproval. Notwithstanding any other provision of this Agreement to the contrary, Buyer may elect to terminate this Agreement at any time during the Due Diligence Period for any reason whatsoever in Buyer’s sole and unfettered discretion, in which case the Initial Deposit, together with all accrued interest, shall be returned to Buyer.

3.3 Preliminary Report. Buyer shall obtain a preliminary report or commitment for title insurance (the “Preliminary Report”) covering the Property and issued by First American Title located at 1700 South El Camino Real, Suite 108, San Mateo, CA 94402, Attention: Karen Matsunaga (the “Title Company”), together with a legible copy of each document, map and survey referred to in the Preliminary Report.

3.4 Approval/Disapproval of Preliminary Report. Buyer shall approve or disapprove of the Preliminary Report and any exceptions to title shown thereon (the “Exceptions”) in the exercise of Buyer’s sole discretion on or before December 1, 2008, subject to Buyer’s right to review and approve or disapprove within five (5) days after receipt thereof any supplement to the Preliminary Report resulting from any new title exception or the title company’s review of an ALTA survey obtained by Buyer (“Title Supplement”). If Buyer disapproves title, whether with respect to the Preliminary Report or a Title Supplement, Buyer may elect to either (a) terminate this Agreement by giving Seller written notice of termination within the applicable time period for review, or (b) give Seller a written notice (“Disapproval Notice”) identifying the disapproved title matters which Buyer will require to be removed or cured at or prior to Closing (“Disapproved Title Matters”). Failure by Buyer to timely give either notice approving the Preliminary Report and the Exceptions or the Disapproval Notice shall be deemed approval. With respect to any Disapproved Title Matters, Seller shall notify Buyer in writing within five (5) business days after Seller’s receipt of the Disapproval Notice whether Seller will cause the Disapproved Title Matters to be removed or cured at or prior to Closing. If Seller elects not to remove or cure all Disapproved Title Matters, Buyer may, at its option, by notice to Seller given prior to expiration of the Due Diligence Period, elect to: (i) close the purchase of the Property and take title subject to any Disapproved Title Matters which Seller elects not to remove or cure (subject to satisfaction of the other conditions to Closing), or (ii) terminate this Agreement.

Section 4. CONDITIONS PRECEDENT

4.1 Buyer’s Conditions. Buyer’s obligations under this Agreement are subject to the fulfillment of the following conditions at or prior to the Closing Date, which conditions are for the benefit of Buyer only and the satisfaction or fulfillment of which may be waived only in writing by Buyer:

4.1.1 Representations and Warranties True at Closing. Seller’s representations and warranties contained in this Agreement that are qualified by materiality shall be true and correct and any such representations and warranties that are not qualified by materiality shall be true and correct in all material respects, in each case, as of the Effective Date and as of the Closing Date, as though such representations and warranties were made on and as of the Closing Date.

4.1.2 Performance. Seller shall have performed and complied in all material respects with all covenants, agreements, terms and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

4.1.3 Title Policy. The Title Company shall on the Closing Date be irrevocably and unconditionally committed to deliver to Buyer an ALTA extended coverage owner’s policy of title insurance with such endorsements as Buyer shall reasonably request (the “Title Policy”), with liability not less than the Purchase Price showing fee title to the Property vested in Buyer, subject only to the Exceptions approved by Buyer pursuant to Section 3.4. At Buyer’s option, Buyer may obtain a Title Policy in an amount equal to the estimated value of improvements to be construction on the Land.

4.1.4 REA. At Closing, Buyer and Seller shall have reached agreement on the terms of, and entered into an agreement providing for reciprocal easements for access, utilities, drainage and parking (the “REA”), and any required approvals from the City pertaining to the REA shall have been obtained.

4.1.5 EFI Lease. At Closing, Buyer and Seller shall have reached agreement on the terms of, and entered into a lease (the “EFI Lease”) pursuant to which Buyer shall lease to Seller portions of Building B currently used by Seller for lab and warehouse, for a period of time beginning on the Close of Escrow and expiring on April 15, 2009.

4.1.6 Child Care Agreement. At Closing, Buyer and Seller shall reached agreement on the terms of, and have entered into an agreement (the “Child Care Center Agreement”) regarding the use of the Child Care Center by employees of Seller after Closing provided that the Child Care Center Agreement will not obligate Buyer to provide Seller’s employees use of the Child Care Center beyond July 15, 2009. For the avoidance of doubt, Buyer will have sole discretion on all matters related to the Child Care Center after July 15, 2009. Notwithstanding anything herein to the contrary, in no event shall Buyer terminate the use of the Child Care Center by Seller’s employees without giving at least ninety (90) days prior written notice to Seller and the relevant employees.

4.1.7 Assignment of Development Agreement. At Closing, Seller shall assign to Buyer all of its right, title and interest in and to the Development Agreement and shall obtain all consents to such assignment as may be required to validly assign the Development Agreement. Such assignment (the “Assignment of Development Agreement”) shall be substantially in the form attached as Exhibit G.

4.1.8 Material Change in Entitlements for Property. There shall have been no material change in Applicable Laws or the right to develop the Property in accordance with the Development Agreement that would adversely affect Buyer’s ability (with respect to cost or time to completion) under the Development Agreement to construct on the Property no less than 542,000 gross square feet of building area and a parking structure.

4.1.9 Consent of Ground Lessee to Right of First Offer. Seller shall have obtained the consent of the Ground Lessee to the granting of the Right of First Offer as set forth in Section 10.6 below.

4.2 Seller’s Conditions. Seller’s obligations under this Agreement are subject to the fulfillment of the following conditions at or prior to the Closing Date, which conditions are for the benefit of Seller only and the satisfaction or fulfillment of which may be waived only in writing by Seller:

4.2.1 Representations and Warranties True at Closing. Buyer’s representations and warranties contained in this Agreement (i) that are qualified by materiality shall be true and correct and (ii) any such representations and warranties that are not qualified by materiality shall be true and correct in all material respects, in each case, as of the Effective Date and as of the Closing Date, as though such representations and warranties were made on and as of the Closing Date.

4.2.2 Performance. Buyer shall have performed and complied in all material respects with all covenants, agreements, terms and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

4.2.3 REA. Buyer and Seller shall have reached agreement on the terms of, and entered into the REA, and any required approvals from the City pertaining to the REA shall have been obtained.

4.2.4 EFI Lease. Buyer and Seller shall have reached agreement on the terms of, and entered into the EFI Lease.

4.2.5 Child Care Center Agreement. Buyer and Seller shall have reached agreement on the terms of, and entered into the Child Care Center Agreement.

4.2.6 Consent to Right of First Offer. Seller shall have obtained the written consent of its Ground Lessee as described in Section 10.6.

4.3 Failure of Conditions.

4.3.1 Failure of a Condition for the Benefit of Buyer. If any of the conditions to Closing set forth in Section 4.1 are not satisfied at the Closing Date, Buyer may terminate this Agreement by written notice to Seller and the Title Company. In the event of such termination of this Agreement, the Escrow shall be terminated, the Deposit shall be returned to Buyer and all other funds and all documents deposited with the Title Company shall be returned to the party having deposited the same. The foregoing shall not affect Buyer’s remedies for a default by Seller, which shall be governed by Section 11.

4.3.2 Failure of a Condition for the Benefit of Seller. If any of the conditions to Closing set forth in Section 4.2 are not satisfied at the Closing Date for a reason other than the default of Buyer, Seller may terminate this Agreement by written notice to Buyer and the Title Company. In the event of such termination of this Agreement, the Escrow shall be terminated, the Deposit shall be returned to Buyer and all other funds and documents deposited with the Title Company shall be returned to the part having deposited the same. The foregoing shall not affect Seller’s remedies for a default by Buyer, which shall be governed by Section 11.

Section 5. SELLER’S REPRESENTATIONS AND WARRANTIES

5.1 Authority. Seller is a duly formed, validly existing corporation in good standing in the State of Delaware, and is qualified to do business in the State of California. Seller has the requisite power and authority to execute, deliver and perform this Agreement. This Agreement and the other documents executed by Seller in accordance herewith constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. All actions and approvals required under Seller’s organizational documents and, except as set forth on Schedule 5.1, any agreements of Seller with third parties to sell, transfer, convey and deliver the Property and consummate the transactions contemplated by this Agreement have been duly taken and obtained. All persons acting for and on behalf of Seller have the necessary authority to execute documents and to otherwise consummate this transaction.

5.2 No Conflict. Except as set forth on Schedule 5.2, the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a material breach of any of the terms or provisions of, or constitute a material default under any provision of Seller’s organizational documents or any agreement by which Seller is bound, or any order or regulation of any court, regulatory body, administrative agency or Governmental Entity having jurisdiction over Seller.

5.3 Contracts. Except as disclosed on the Preliminary Report or as listed in Exhibit C and Exhibit D hereto, or provided in the Due Diligence Documents after the Effective Date (collectively, the “Contracts”), there are no agreements relating to the Property to which Seller is party and by which Buyer or the Property will be bound after the Closing, other than those that can be terminated without cause on no more than thirty (30) days’ notice and that are listed in Exhibit C and Exhibit D. Except as noted on Exhibit C or Exhibit D, the Contracts are in full force and effect and to Seller’s knowledge, binding on the parties thereto. Seller has provided, or prior to the expiration of the Due Diligence Period will provide, correct and complete copies of the Contracts to Buyer.

5.4 Litigation. No litigation or other legal proceeding is pending, or to Seller’s knowledge, proposed, threatened or anticipated with respect to the Property or any matter affecting Seller’s ability to transfer the Property.

5.5 Legal Compliance. To Seller’s knowledge, except as otherwise disclosed in Schedule 5.5, the Property and Seller’s operations concerning the Property are not in violation of any applicable federal, state or local statute, law or regulation (“Applicable Laws”), and no notice from any Governmental Entity has been served upon Seller claiming any violation of Applicable Laws, or requiring or calling attention to the need for any work, repairs, construction, alterations or installation on or in connection with the Property in order to comply Applicable Laws, with which Seller has not complied. If there are any such notices with which Seller has complied, Seller shall provide Buyer with copies thereof.

5.6 Hazardous Materials; Asbestos.

5.6.1 Definitions. For purposes of this Agreement:

(a) “Environmental Law(s)” means all present and future laws that relate to the protection of human health, public or worker safety, occupation health, wildlife or the environment, including without limitation, (i) federal, state, regional and local laws, regulations, rules, and other written requirements; (ii) permits, orders, plans, guidelines and similar directives of all federal, state, regional and local governmental authorities; and (iii) administrative and judicial decrees, judgments, orders and directives.

(b) “Hazardous Material” means any substance which is designated, defined, classified or regulated as a hazardous substance, hazardous material, toxic substance, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect, including, without limitation, petroleum hydrocarbons (including crude oil or any fraction thereof and all petroleum products and additives thereto), PCBs, asbestos, explosives, corrosives, toxic materials, flammable materials, infectious materials, radioactive materials, carcinogenic materials, reproductive toxicants and mold.

(c) “Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Material).

5.6.2 Representations. Except as otherwise disclosed in the Due Diligence Documents, or disclosed to Buyer through any physical testing or inspection of the Land or Improvements or otherwise:

(a) To Seller’s knowledge, Seller has not received any written notice of violation issued pursuant to any Environmental Law with respect to the Land or Improvements.

(b) To Seller’s knowledge, during Seller’s period of ownership of the Property, there has been no Release by Seller on the Property of any Hazardous Materials in violation of any applicable Environmental Laws.

(c) To Seller’s knowledge, during Seller’s period of ownership of the Property, Seller has not installed any asbestos or asbestos-containing material in the Property through construction, renovation or otherwise.

5.7 Government Action. There are no presently pending or to Seller’s knowledge, contemplated or threatened (i) proceedings by any Governmental Entity to condemn or demolish the Land or Improvements or any part of them, or (ii) proceedings to declare the Land or Improvements or any part of them a nuisance. To Seller’s knowledge there are no presently pending zoning changes, or other proceedings or actions (including legislative action) by any Governmental Entity that will in any way affect the size of, use of, improvements on, construction on, or access to the Property, except as disclosed in Schedule 5.7.

5.8 Liens. Except as set forth in Schedule 5.8, there are no liens, pledges, charges, security interests, encumbrances or other claims of any kind (collectively “Liens”) with respect to the Personal Property that will not be paid at Closing.

5.9 Seller’s Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” or other similar phrases shall mean to the current actual knowledge of John Ritchie, Roger Wang and Seller’s general counsel without any duty of inquiry or investigation. The individuals named in this Section 5.9 shall have no personal liability for any of Seller’s representations or warranties by reason of being named herein.

5.10 Survival of Seller’s Representations and Warranties. The representations and warranties set forth in this Section 5 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing until 11:59 p.m. Pacific Time on the first anniversary of the date of Closing (“Survival Expiration Date”). Buyer shall have the right to bring an action thereon only if Buyer has given Seller written notice of the circumstances giving rise to the alleged breach on or before the Survival Expiration Date.

5.11 Notice of Changed Circumstances. If Seller becomes aware of any fact or circumstance that would render false or misleading a representation or warranty made by Seller, Seller shall immediately give written notice of such fact or circumstance to Buyer.

5.12 Inaccuracies Known to Buyer. Any fact, condition or circumstance actually known by or disclosed to Buyer prior to the expiration of the Due Diligence Period that contradicts or renders untrue any warranty or representation made by Seller under this Agreement, shall render such warranty or representation superseded and of no effect to the extent of such contradiction or untruth. If such fact, condition or circumstance known by or disclosed to Buyer prior to the expiration of the Due Diligence Period renders any warranty or representation of Seller untrue in a material respect, Buyer shall have the right to elect, as Buyer’s sole and exclusive remedy, either: (i) to terminate this Agreement and receive the return of the Deposit, or (ii) to waive such contradiction or untruth and proceed to Closing in accordance with this Agreement.

Section 6. BUYER’S REPRESENTATIONS

6.1 Buyer’s Authority. Buyer hereby represents and warrants to Seller that Buyer has the requisite power and authority to execute, deliver and perform this Agreement. This Agreement and the other documents executed by Buyer in accordance herewith constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. All persons acting for and on behalf of Buyer have the necessary authority to execute documents and to otherwise consummate this transaction.

6.2 Financing. Buyer has or will on the Closing Date have all funds necessary to consummate the transactions contemplated by this Agreement.

6.3 Litigation. To Buyer’s actual knowledge (without inquiry or investigation) there is no pending litigation, administrative proceeding, or other legal action or act by a Governmental Entity which would prevent the Closing in accordance with the terms of this Agreement.

6.4 Survival of Buyer’s Representations and Warranties. The representations and warranties set forth in this Section 6 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing until the Survival Expiration Date. Seller shall have the right to bring an action thereon only if Seller has given Buyer written notice of the circumstances giving rise to the alleged breach before the Survival Expiration Date.

6.5 Notice of Changed Circumstances. If Buyer becomes aware of any fact or circumstance that would render false or misleading a representation or warranty made by Buyer, Buyer shall immediately give written notice of such fact or circumstance to Seller.

Section 7. AS-IS; INDEMNITY; RELEASE

7.1 “AS IS” SALE.

7.1.1 NO RELIANCE ON DISCLOSURES. ACKNOWLEDGING (A) BUYER HAS ACQUIRED AND OWNS REAL PROPERTY IN FOSTER CITY IN THE VICINITY OF THE PROPERTY; (B) BUYER HAS HAD OR WILL HAVE AN ADQUATE TIME TO MAKE AN EVALUATION OF THE PROPERTY; (C) BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF THIRD PARTIES WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY, (D) BUYER HAS CONTRACTED OR MAY CONTRACT WITH CERTAIN ADVISORS AND CONSULTANTS, INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL CONSULTANTS, ENGINEERS AND GEOLOGISTS, SOILS AND SEISMIC EXPERTS, TO CONDUCT SUCH ENVIRONMENTAL, GEOLOGICAL, SOIL, HYDROLOGY, SEISMIC, PHYSICAL, STRUCTURAL, MECHANICAL AND OTHER INSPECTIONS OF THE PROPERTY AS BUYER DEEMS TO BE NECESSARY AND THAT BUYER HAS REVIEWED OR WILL REVIEW ALL SUCH REPORTS AS WELL AS ALL MATERIALS AND OTHER INFORMATION GIVEN OR MADE AVAILABLE TO BUYER BY SELLER, BUYER AGREES, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, TO TAKE THE PROPERTY “AS-IS,” “WHERE-IS,” AND WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS PREPARED BY THIRD PARTIES (COLLECTIVELY, THE “DISCLOSURES”) PROVIDED OR MADE TO BUYER OR ITS CONSTITUENTS BY SELLER OR ANY OF SELLER’S AFFILIATES SHALL NOT BE REPRESENTATIONS OR WARRANTIES OF SELLER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, BUYER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, BUYER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY.

7.1.2 DISCLAIMER OF WARRANTIES. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES BY SELLER OR ON BEHALF OF SELLER OR OTHERWISE, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR MATTERS AFFECTING THE PROPERTY, INCLUDING WITHOUT LIMITATION (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL ENTITY, INCLUDING BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) STRUCTURAL AND OTHER ENGINEERING CHARATERISTICS (INCLUDING SEISMIC DAMAGE); (G) THE PRESENCE, EXISTENCE OR ABSENCE OF TERMITES, PESTS, HAZARDOUS WASTES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS OR (H) ANY OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH IT IS LOCATED.

7.1.3 RELEASE OF CLAIMS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER, ITS SUCCESSORS AND ASSIGNS, HEREBY UNCONDITIONALLY AND ABSOLUTELY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR SELLER’S AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, LENDERS, SUCCESSORS AND ASSIGNS FOR ANY “CLAIMS” (AS DEFINED IN SECTION 3.1.3) OR COMPENSATION WHATSOEVER, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, ACCRUED OR UNACCRUED, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, WHICH BUYER EVER HAD, NOW HAS OR MAY HAVE, OR WHICH MAY ARISE IN THE FUTURE ON ACCOUNT OF OR IN ANY WAY GROWING OUT OF OR IN CONNECTION WITH (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING WITHOUT LIMITATION THE COMPREHENSEIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, 42 U.S.C. SECTION 9601, AS AMENDED OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED OR (B) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON ABOUT OR UNDER THE PROPERTY OR (C) SUBJECT TO THE PROVISIONS OF SECTION 7.1.5 BELOW, ANY OTHER MATTER RELATING TO OR CONNECTED WITH THE CONDITION OF THE PROPERTY. THE PROVISIONS OF THIS SECTION 7 SHALL SURVIVE THE CLOSING. BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF PROPERTY AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY UPON SAME.

7.1.4 RELEASE OF CERTAIN CLAIMS. WITH RESPECT TO THE FOREGOING RELEASE OF CLAIMS, IN GIVING SUCH RELEASE, BUYER ACKNOWLEDGES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, AS AMENDED OR MODIFIED, WHICH PROVIDES THAT:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SECTION 7 AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL, IS FULLY AWARE OF ITS CONSEQUENCES, AND THAT THE PROVISIONS OF THIS SECTION 7 ARE A MATERIAL PART OF THIS AGREEMENT; PROVIDED, HOWEVER, SUCH RELEASE, WAIVER OR DISCHARGE PURSUANT TO THIS SECTION 7 SHALL NOT APPLY AND SHALL BE OF NO FORCE OR EFFECT AS TO ANY CLAIMS RELATING TO (I) SELLER’S BREACH OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE BREACH OF ANY REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT, (II) SELLER’S FRAUD (III) SELLER’S INTENTIONAL MISREPRESENTATION (IV) CLAIMS DESCRIBED IN SECTION 7.1.5, OR (V) THAT SELLER’S ESTOPPEL CERTIFICATE, IF ANY, WAS IN ANY MANNER MATERIALLY FALSE.

Seller (JR)            Buyer (JM)

7.1.5 Third Party Claims. In the event there are third party actions, suits or legal proceedings (the “Proceeding”) for injury or death to persons or damage to property arising out of or relating to events occurring on the Property during Seller’s ownership of the Property, then Buyer shall have the right to tender defense of any such Proceeding to Seller, and Seller shall indemnify, defend and hold Buyer harmless from and against any losses, damages, liabilities, fines, penalties, charges and all costs and expenses incurred or suffered by Buyer in connection with or relating to the Proceeding; provided, however, that Seller shall have no such obligation unless: (a) Buyer notifies Seller in writing within forty-five (45) days of the date Buyer becomes first aware of the commencement of a Proceeding against Buyer (provided that no failure or delay in giving notice will relieve Seller from its indemnity obligation, except to the extent that Seller is prejudiced by such failure or delay); (b) Buyer provides Seller with copies of all documents received by Buyer relating to the Proceeding; (c) Buyer gives Seller, with reputable counsel of Seller’s choosing, the sole power to direct and control the settlement and defense of the Proceeding, provided that Seller will not settle a Proceeding without Buyer’s consent unless (i) all claims in the Proceeding against Buyer will be dismissed with prejudice as part of the settlement and (ii) the sole relief provided is to be paid in full or performed by Seller; and (d) Buyer uses commercially reasonable efforts to cooperate and assist Seller in its defense or settlement of the Proceeding. This Section 7.1.5 shall in no way apply to or alter Buyer’s release of claims set forth in Section 7.1.3(A) and 7.1.3(B).

7.2 Survival. Buyer’s agreements and covenants under this Section 7 shall survive the Closing.

Section 8. OPERATION OF THE PROPERTY PENDING THE CLOSING

8.1 Normal Course of Business. Seller shall use commercially reasonable efforts to continue to operate, manage and maintain the Property in such condition so that the Property shall be in substantially the same condition as of the Closing Date as it was on the Effective Date, ordinary wear and tear excepted. Ordinary wear and tear shall not include any failure by Seller to utilize good maintenance practices. Seller shall maintain all existing insurance policies in connection with the Property. Except as may be required with respect to Seller or Seller’s Property by the REA or the Declaration of Covenants, Conditions and Restrictions for Vintage Park dated December 27, 1985, and recorded December 27, 1985 in the Official Records of the County as Document No. 85138387 Seller’s existing liability and property insurance pertaining to the Property may be canceled by Seller as of the Closing Date. Seller shall not make any material alterations to the Property without the prior written approval of Buyer, which may be withheld in Buyer’s sole discretion.

8.2 No New Leases. Seller shall not enter into any new leases for any portion of the Property, or modify, extend or terminate any of the existing Leases, without the prior written consent of Buyer.

8.3 Maintenance of Condition of Title. During the term of this Agreement, Seller shall not allow any Lien or any other matter to cause the condition of title to the Property to be changed from that as existed as of the Effective Date, without Buyer’s prior written consent.

8.4 Leases. Between the date of this Agreement and the Closing Date, Seller shall not, without Buyer’s prior written consent, in Buyer’s sole and absolute discretion, (i) renew any Leases, (ii) amend any Leases, (iii) terminate any Leases or (iv) enter into any leases affecting the Property.

8.5 Contracts. Seller will not enter into any purchase contract obligation which will not be paid in full prior to the Closing Date or any service, maintenance, or management, design or improvement contract that cannot be canceled upon thirty (30) days’ notice at no cost to Buyer unless Seller first obtains the written approval of Buyer, in Buyer’s sole discretion.

8.6 Mutual Cooperation. Seller and Buyer shall each cooperate with the other in pursuing the matters required to be performed by the other as set forth in this Agreement and otherwise shall use commercially reasonable efforts to fulfill the conditions to Closing.

8.7 Further Encumbrances. Seller shall not execute any documents or otherwise take any action that will have the result of further encumbering the Property in any fashion.

Section 9. CLOSING

9.1 Time. Provided that all conditions set forth in Section 4 have been either satisfied or waived by the appropriate party, the parties shall close the transaction contemplated by this Agreement (the “Closing”), on a date designated by Buyer after January 1, 2009 and before January 29, 2009, unless otherwise agreed in writing by the parties (the “Closing Date”). Buyer shall give Seller at least thirty-five (35) days prior written notice of the Closing Date.

9.2 Escrow. The terms of this Agreement (including, but not limited to, the terms contained in this Section 9), together with such additional instructions as the Title Company shall reasonably request and to which the parties shall agree, shall constitute the escrow instructions to the Title Company. If there is any inconsistency between this Agreement and any additional escrow instructions given to the Title Company, this Agreement shall control unless the intent to amend this Agreement is clearly and expressly stated in the additional escrow instructions. Buyer and Seller shall cause the Title Company to execute and deliver a counterpart of this Agreement to each of them.

9.3 Seller’s Deposits Into Escrow. Seller shall deposit into escrow on or before Closing the following documents:

9.3.1 Grant Deed. A duly executed and acknowledged grant deed in the form of Exhibit H, conveying good and marketable fee simple title to the Property to Buyer, subject only to the Exceptions (if any) approved or deemed approved by Buyer pursuant to Section 3.4 (the “Grant Deed”);

9.3.2 Bill of Sale. A duly executed bill of sale in the form of Exhibit I, conveying the Personal Property to Buyer without representation or warranty (the “Bill of Sale”);

9.3.3 Lease Assignment. A duly executed and acknowledged assignment in the form of Exhibit J, assigning to Buyer all of Seller’s interest as landlord under each of the Leases (the “Lease Assignment”);

9.3.4 EFI Lease. A duly executed EFI Lease.

9.3.5 REA. A duly executed and acknowledged REA.

9.3.6 Assignment of Contracts and General Assignment. A duly executed assignment in the form of Exhibit K, assigning to Buyer all of Seller’s interest in the Contracts and Other Assets (the “General Assignment”);

9.3.7 Assignment of Development Agreement. A duly executed and acknowledged Assignment of Development Agreement;

9.3.8 Child Care Center Agreement. A duly executed Child Care Center Agreement;

9.3.9 Non-Foreign Certificate. A duly executed certificate of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Non-Foreign Certificate”);

9.3.10 Withholding Affidavit. Seller’s affidavit of nonforeign status as contemplated by California Revenue and Taxation Code Sections 18662 and 18668 (the “Withholding Affidavit”);

9.3.11 Natural Hazard Disclosure Statement. A completed and executed natural hazard disclosure statement, which shall disclose whether the Property is located within one (1) or more of the six (6) natural hazard zones specified in California Civil Code Section 1103.2 (the “Natural Hazard Disclosure Statement”); and

9.3.12 Seller Estoppels. Any Seller Estoppels required pursuant to Section 3.1.8.

9.3.13 Tenant Notices. Letters addressed to each tenant of the Property, identifying Buyer as the new owner of the Property and stating the address to which future rent payments and correspondence should be sent (the “Tenant Notices”) in the form attached hereto as Exhibit L; and

9.3.14 Other. Such additional documents, including written escrow instructions consistent with this Agreement, as may be reasonably necessary for conveyance of the Property in accordance with the terms of this Agreement.

9.4 Buyer’s Deposits into Escrow. Buyer shall deposit into escrow on or before Closing:

9.4.1 Purchase Price. The balance of the Purchase Price in accordance with the provisions of Section 2, plus or minus prorations and closing costs as provided in Section 9.6, by electronic transfer of immediately available funds;

9.4.2 Lease Assignment. A counterpart of the Lease Assignment duly executed by Buyer;

9.4.3 EFI Lease. A counterpart of the EFI Lease duly executed by Buyer;

9.4.4 Reciprocal Easement Agreement. A counterpart of the REA duly executed and acknowledged by Buyer.

9.4.5 General Assignment. A counterpart of the General Assignment duly executed by Buyer;

9.4.6 Assignment of Development Agreement. A counterpart of the Assignment of Development Agreement duly executed and acknowledged by Buyer;

9.4.7 Child Care Center Agreement. A counterpart of the Child Care Center Agreement duly executed by Buyer; and

9.4.8 Other. Such additional documents, including written escrow instructions consistent with this Agreement, as may be reasonably necessary for conveyance of the Property in accordance with this Agreement.

9.5 Closing. When the Title Company has received all documents and funds identified in Sections 9.3 and 9.4 has received written notification from Buyer and Seller that all conditions to Closing have been satisfied or waived; and the Title Company is irrevocably committed to issue the Title Policy as described in Section 4.1.3, then, and only then, the Title Company shall take the following actions in the following chronological order:

9.5.1 Record the REA, the Grant Deed, the Assignment of Development Agreement and the Lease Assignment (the “Recordable Documents”), in that order;

9.5.2 Issue the Title Policy to Buyer;

9.5.3 Deliver to Buyer: (i) a conformed copy (showing all recording information thereon) of the Recordable Documents, (ii) the original Bill of Sale, (iii) fully executed originals of the General Assignment, EFI Lease, and Child Care Center Agreement, (iv) the Non-Foreign Certification, (v) the Withholding Affidavit, (vi) the Natural Hazard Disclosure Statement, (vii) the Seller Estoppels, if any, (viii) the Tenant Notices; and

9.5.4 Deliver to Seller: (i) a conformed copy (showing all recording information thereon) of the Recordable Documents, (ii) fully executed originals of the General Assignment, EFI Lease and Child Care Center Agreement and (iii) the Purchase Price (as adjusted pursuant to Section 9.6).

The Title Company shall prepare and sign closing statements showing all receipts and disbursements and deliver copies to Buyer and Seller.

9.6 Prorations and Closing Costs. Subject to the other provisions of this Section 9.6, all receipts and disbursements of the Property will be prorated as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date. Not less than five (5) business days prior to the Closing, the Title Company shall submit to Buyer and Seller for their approval a tentative prorations schedule showing the categories and amounts of all prorations proposed. The parties shall agree on a final prorations schedule prior to the Closing. If following the Closing either party discovers an error in the prorations statement, it shall notify the other party and the parties shall promptly make any adjustment required. The provisions of this Section 9.6 shall survive the Closing.

9.6.1 Property Rents. Buyer shall be credited and Seller charged with rent and other payments, including percentage rent and operating costs, due by tenants under the Leases for periods subsequent to the Closing Date. Rent under the Leases shall be apportioned as of the

Closing Date (with the Closing Date belonging to Buyer) on the basis of a 365-day year. All rents and other sums received by Buyer after the Closing Date shall be applied first to rent and other obligations accrued or due on or after the Closing Date and then to unpaid rent accruing prior to the Closing Date. Buyer hereby agrees to promptly pay to Seller any amounts due to Seller after Closing. Seller shall be permitted to pursue its remedy for collection of any rent arrearages applicable to the period prior to the Closing Date.

9.6.2 Security Deposits. Buyer shall be entitled to credit against its obligation to pay the Purchase Price for the total sum of all rental deposits, security deposits, and other deposits paid to Seller by tenants under any Leases, except to the extent such deposits have been applied in accordance with the terms of any Lease.

9.6.3 Property Taxes. All real and personal property taxes, assessments, improvement bonds and other similar expenses, if any, whether payable in installments or not, including, without limitation, all supplemental taxes attributable to the period prior to the Closing Date for the calendar year in which the Closing occurs, shall be prorated to the Closing Date, based on the latest available tax rate and assessed valuation. If the amount of any installment of real property taxes is not known as of the Closing Date, then a proration shall be made by the parties based on a reasonable estimate of the real property taxes applicable to the Property and the parties shall adjust the proration when the actual amount becomes known upon the written request of either party made to the other. In the event any error in proration is discovered post-closing, each party agrees to pay to the other any amount required to adjust and correct the error in proration within thirty (30) days of written demand.

9.6.4 Utility Charges. All utility charges attributable to the period before the Closing Date shall be paid by Seller. Seller shall cause all meters to be read on the day before the Closing Date. All utility security deposits, if any, shall be retained by Seller or, if Buyer elects, shall be assigned to Buyer and credited to Seller at Closing.

9.6.5 Closing Costs. Seller shall pay all county transfer taxes. Buyer shall pay the cost of (i) the Title Policy, and any additional coverage or endorsements desired by Buyer, (iii) the survey costs, if any, in connection with obtaining an ALTA survey or extended coverage, and (iv) all escrow fees. Seller and Buyer shall each pay all other closing costs in accordance with County custom.

9.7 Possession. Seller shall deliver exclusive right of possession to the Property to Buyer on the Closing Date, subject only to the Exceptions (if any) approved by the Buyer pursuant to Section 3.4 and the rights of any tenants under the Leases.

Section 10. ADDITIONAL COVENANTS

10.1 Fitness Center. Building B currently contains a fitness center (the “Fitness Center”), which is currently used by Seller’s employees. From and after the Closing until the earlier of (i) the date Seller has constructed its own gym facilities in Building A or (ii) July 15, 2009, Buyer shall permit individuals who are employees of the Seller as of the Effective Date, and continue to be employed by Seller thereafter, to continue to use the Fitness Center during its hours of operation, at no charge or cost to Seller or Seller’s employees. Seller shall indemnify, defend and hold Buyer its employees, authorized agents, consultants, contractors and representatives harmless from any Claims arising directly or indirectly, in whole or in part, out of any use of the Fitness Center by Seller’s employees, and the foregoing indemnification shall extend to Claims arising out of or alleged to arise out of Buyer’s active or passive negligence.

10.2 Parking. Parking for Building A is currently provided on portions of the Property. During the Due Diligence Period, Buyer and Seller will negotiate in good faith to arrive at a mutually agreeable plan regarding the initial allocation and location of parking for Buyer’s and Seller’s employees upon Closing as well as provisions for making modifications to this initial allocation and location as a function of Gilead’s development of the Property. If Buyer and Seller have not arrived at an agreement by December 8, 2008, Buyer and Seller will agree in the REA that Seller shall have perpetual parking rights sufficient to meet the requirements of Seller’s current use permit for the Retained Property and such that neither Buyer’s nor Seller’s employees will have any priority on specific parking spots or locations; provided that Buyer will have the sole and absolute discretion regarding the development and location of all parking lots, garages or other facilities so long as parking for Building A is in compliance with the applicable use permits. In no event shall Seller be required to pay for any costs of construction of any parking structure on the Property, but Seller shall pay a pro rata share of ordinary and reasonable maintenance and repair costs of such parking facilities (whether on-grade or structured) based on relative number of parking spaces utilized by Buyer and Seller.

10.3 Skywalk. Building A and Building B are currently connected by a skywalk. At the end of the Due Diligence Period, Buyer shall inform Seller whether Buyer wishes to acquire the skywalk as part of Building B. If Buyer so elects, the REA shall include an easement for the benefit of Buyer for access, maintenance and repair of the skywalk. From and after April 16, 2009, Seller and Buyer shall each have the right, at their respective discretion, to close off access to the skywalk at any time, on written notice to the other party. In addition, if Buyer acquires the skywalk, Buyer shall have the right to remove the skywalk at any time, in compliance with all applicable laws; provided that: (i) Seller shall have the right to review and approve any plans for demolition of the skywalk, such approval not to be unreasonably withheld, conditioned or delayed; (ii) Buyer shall cooperate with Seller to minimize disruption to Seller’s operations at the Retained Property; (iii) Buyer shall bear all costs and expenses in connection with such demolition work, including without limitation the costs of repair of any damage to Building A and/or the Retained Property, and (iv) Buyer and Seller shall have entered into an agreement reasonably satisfactory to Seller providing for Buyer’s access to the Retained Property for demolition purposes and an indemnity with respect to Claims arising from the demolition work.

10.4 Forms of Agreements. During the Due Diligence Period, Buyer and Seller shall endeavor in good faith to agree upon the forms of the REA, the EFI Lease, and any other document or instrument reasonably necessary to carry out the intent of this Agreement.

10.5 Press Release/Public Disclosure. Subject to applicable law or any listing agreement with a securities exchange or NASDAQ, (i) Buyer and Seller shall consult with each other before issuing or making, and to the extent reasonably practicable, shall provide each other with a reasonable opportunity to review and comment upon, any press release or other public statement or filing relating to this Agreement or any of the transactions contemplated hereby and (ii) each party shall obtain the other party’s prior approval of any press release disclosing the sale of the Property pursuant to this Agreement.

10.6 First Offer Right. Subject to the approval by Seller’s ground lessee of the Retained Property (the “Ground Lessee”) and in consideration of the Purchase Price, Buyer shall have a right of first offer (the “Right of First Offer”) to purchase or lease the Retained Property on the terms set forth in this Section 10.6. Seller shall use commercially reasonable efforts to obtain the Ground Lessee’s consent to the Right of First Offer prior to expiration of the Due Diligence Period.

10.6.1 If Seller elects to sell or lease any portion of the Retained Property to any unaffiliated third party, prior to conducting any marketing activity, Seller will deliver to Buyer a written offer (the “Offer”) setting forth all the material terms upon which Seller proposes to sell or lease the Retained Property and offering to sell or lease the Retained Property to Buyer on the same terms. Buyer shall have ten (10) business days after receipt of an Offer in which to notify Seller (the “Notice”) that it would like to purchase the Property on the terms set forth in the Offer. If Buyer provides the Notice, within a reasonable time thereafter Seller and Buyer shall enter into a mutually satisfactory purchase and sale agreement (on substantially similar terms as this Agreement to the extent such terms are relevant) with respect to the sale of the Retained Property, or a mutually satisfactory lease of the Retained Property, and the sale or lease of the Retained Property will be completed pursuant to such agreement or lease. If Buyer does not timely deliver the Notice or rejects the Offer or if despite reasonable good faith efforts, Buyer and Seller fail to enter into a purchase agreement or lease within forty-five (45) days after delivery of Buyer’s Notice, Seller may sell or lease the Retained Property pursuant to Section 10.6.2.

10.6.2 If Buyer does not timely deliver the Notice, Seller may sell or lease the Retained Property to any unaffiliated third party on any terms desired by Seller so long as the terms are not “materially more favorable” to the third party buyer than those of the Offer. In the event that the proposed terms of a sale or lease are “materially more favorable” than the terms of the Offer, then Seller shall re-offer the Retained Property to Buyer on such terms and Buyer shall have five (5) business days after receipt of the written re-offer in which to deliver a Notice with respect to the re-offer. If Buyer provides the Notice, then within a reasonable time thereafter, Seller and Buyer shall enter into a mutually satisfactory purchase and sale agreement on substantially similar terms as this Agreement to the extent such terms are relevant) with respect to the sale of the Retained Property, or a mutually satisfactory lease, as the case may be, and the sale or lease will be completed pursuant to such agreement or lease. If Buyer does not timely deliver the Notice or rejects the re-offer, or if despite reasonable good faith efforts, Buyer and Seller fail to enter into a purchase agreement or lease within forty-five (45) days after delivery of Buyer’s Notice, Seller may sell or lease the Retained Property to any unaffiliated third party on terms that are not “materially more favorable” to the third party buyer than the terms of the re-offer. For the purpose of this Paragraph, “materially more favorable” means that the aggregate value of the purchase price (or rent) and the other economic terms of the third-party purchase (or lease) is lower than ninety-five percent (95%) of the purchase price (or rent) and the other economic terms of the Offer or re-offer, as applicable.

10.6.3 Notwithstanding that Buyer may have rejected or not timely delivered a Notice with respect to an Offer or re-offer, Seller shall keep Buyer informed about Seller’s efforts to market the Retained Property, and Buyer’s Right of First Offer shall continue until the Retained Property is sold to Buyer or a third party in accordance with Section 10.6. If, and only if, Seller sells the Retained Property to a third party in compliance with the terms of this Section 10.6, the Retained Property shall no longer be subject to Buyer’s Right of First Offer. The provisions of this Section 10.6 shall not apply to any sale or lease of any portion of the Retained Property to any wholly-owned subsidiary of Seller, or to any transfer in connection with a merger, acquisition or consolidation of Seller.

10.6.4 Buyer’s Right of First Offer shall be subject and subordinate at all times to the lien of any mortgage, deed of trust, ground lease, synthetic lease or other financing instruments which may now exist or hereafter be executed, for which the Retained Property or any ground leases or underlying leases, or Seller’s interest or estate in any of said items, is specified as security. Buyer agrees to execute and deliver, upon demand by Seller and in the form reasonably requested by Seller, any additional documents evidencing the subordination of Buyer’s Right of First Offer.

10.6.5 The covenants set forth in Section 10.6 shall survive the Closing indefinitely until the property is sold or leased to Buyer or a third party in accordance with Section 10.6.

Section 11. DEFAULT

11.1 Default Defined. As used in this Agreement the term “default” shall mean a breach of this Agreement that has not been cured within the time period provided in Section 11.2.

11.2 Notice and Opportunity to Cure. If either party breaches its obligations under this Agreement, the non-breaching party shall give the breaching party written notice of such breach , and the opportunity to cure such breach for a period of five (5) business days after delivery of the notice of breach with respect to a monetary breach, or fifteen (15) business days after delivery of the notice of breach with respect to a non-monetary breach.

11.3 Buyer’s Remedies Prior to Closing.

(a) If Seller is in default or breach of the Agreement (and Buyer is not then in breach of the Agreement), such default or breach becomes actually known to Buyer prior to expiration of the Due Diligence Period and Buyer does not timely provide the Approval Notice, this Agreement shall terminate and Buyer shall be entitled to reimbursement from Seller of the documented costs of its Due Diligence Investigation, up to a maximum amount of Three Hundred Thousand Dollars ($300,000). If Buyer timely delivers the Approval Notice, Buyer shall be deemed to have waived all defaults or breaches by Seller actually known to Buyer prior to expiration of the Due Diligence Period.

(b) If, after expiration of the Due Diligence Period and prior to the Closing, Seller is in breach or default of the Agreement (and Buyer is not then in breach of the Agreement) and such breach or default was not actually known by Buyer during the Due Diligence Period, Buyer shall be entitled to all remedies for Seller’s breaches, whether at law or in equity (including, without limitation, terminating the Agreement, closing Escrow and recovering damages and/or seeking specific performance), subject to the limitations set forth in Section 11.6.

11.4 Seller’s Remedies Prior to Closing. In the event of Buyer’s material default, provided Seller is not then in breach of this Agreement, Seller shall have the option to terminate this Agreement and retain the Deposit as liquidated damages, pursuant to Section 2.2.5.

11.5 Release from Escrow. Upon termination of this Agreement pursuant to Sections 11.3 and 11.4, the Title Company shall promptly return to Buyer and Seller, respectively, all documents and monies deposited by them into escrow, subject to Seller’s right to retain the Deposit pursuant to Sections 2.2.5. and 11.4.

11.6 Seller’s Default after Closing; Limitation of Liability. If Seller is in breach of its obligations under this Agreement, including without limitation an uncured breach of any of Seller’s representations and warranties under this Agreement and such breach becomes known to Buyer after expiration of the Due Diligence Period, or if any other Seller breach occurs or is discovered after the Closing of Escrow, then notwithstanding any provision to the contrary herein: (i) Seller’s maximum aggregate liability, and the maximum aggregate amount which may be awarded to and collected by Buyer (whether the claim is brought in contract, tort, equity or otherwise) and including any amounts for attorney’s and experts’ fees and costs shall under no circumstances whatsoever exceed Six Million Eight Hundred Seventy-Five Thousand Dollars ($6,875,000) and (ii) no claim by Buyer alleging a default by Seller may be made, and Seller shall have no liability for the same, unless and until such claims, either alone or together with any other claims made by Buyer under this Agreement, is for an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000) (“Threshold Amount”), in which event Seller’s liability respecting any final judgment concerning such claim(s) shall be for the full amount thereof. If any such final judgment is for an amount less than the Threshold Amount, then Seller shall have no liability with respect to such claim(s). In no event shall Buyer have any claims for lost opportunity, lost profits or other damages of a consequential, special or indirect nature.

Section 12. DAMAGE, DESTRUCTION AND CONDEMNATION

If, prior to Closing, the Property, or any part thereof shall be condemned or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Buyer. In the event of a Material Loss (hereinafter defined), Buyer shall have the option to terminate this Agreement by giving notice to Seller within fifteen (15) days of Seller’s request that the option be exercised (but no later than Closing). If the condemnation, destruction or damage does not result in a Material Loss, then Seller and Buyer shall consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If the transaction contemplated by this Agreement is consummated, Buyer shall receive all condemnation proceeds and/or proceeds of insurance under all policies of insurance applicable to the destruction or damage of the Property together with any deductible amounts which shall be paid by Seller to Buyer, and Seller shall, at Closing, execute and deliver to Buyer all customary proofs of loss and other similar items. If Buyer elects to terminate this Agreement in accordance with this Section 12, the Deposit shall be returned to Buyer, this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement, except as otherwise provided for in this Agreement. For purposes of this Section 12, a “Material Loss” means condemnation, damage or destruction that is reasonably estimated to cost or be valued at (as the case may be) more than Five Million Dollars ($5,000,000.00).

Section 13. GENERAL

13.1 Notices. All notices, consents, requests, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective for all purposes (a) upon receipt when personally delivered to the recipient at the recipient’s address set forth below, (b) when received by United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the recipient as set forth below, or when such receipt is rejected, (c) one (1) business day after deposit with a recognized overnight courier or delivery service, or (d) when received by facsimile if delivery is confirmed by receipt of a successful transmission report generated by the sender’s facsimile machine addressed to the recipient as set forth below. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or federal or state legal holiday, then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday.

The addresses for notice are:

SELLER:	Electronics For Imaging, Inc.
303 Velocity Way
Foster City, CA 94404
Attention: Robert Curry, Sr. Corporate Counsel
Telephone: (650) 357-3573
Fax: (650) 357-3776

With a copy to:	Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, CA 94303
Attention: Ellen E. Jamason
Telephone: (650) 849-4826
Facsimile: (650) 849-4800

BUYER:	Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404
Attention: Gregg H. Alton, Senior Vice President and General Counsel
Telephone: (650) 522-5783
Facsimile: (650) 578-5771

With a copy to:	Carr McClellan Ingersoll Thompson & Horn
216 Park Road
Burlingame, CA 94010
Attention: Carol B. Schwartz
Telephone: (650) 696-2526
Facsimile: (650) 373-3380

Either party may change its address by written notice to the other given in the manner set forth above.

13.2 Entire Agreement. This Agreement and the NDA contain the entire agreement and understanding between Buyer and Seller concerning the subject matter of this Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of this Agreement. This Agreement has been drafted through a joint effort of the parties and, therefore, shall not be construed in favor of or against either of the parties, and shall be construed as a whole in accordance with its fair meaning, and without regard to California Civil Code Section 1654 or similar statutes.

13.3 Amendments and Waivers. No addition to or modification of this Agreement shall be effective unless set forth in writing and signed by the party against whom the addition or modification is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made in writing and signed by the waiving party. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision. Any waiver granted shall apply solely to the specific instance expressly stated.

13.4 Severability. The provisions of this Agreement are intended to be severable and enforced to the maximum extent permitted by law. If for any reason any provision of this Agreement shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then that provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability and in that jurisdiction only, without in any manner affecting the validity, legality or enforceability of the unaffected portion and the remaining provisions in that jurisdiction or any provision of the Agreement in any other jurisdiction. The unaffected portion and provisions of the Agreement will be enforced to the maximum extent permitted by law.

13.5 References. Unless otherwise indicated, (a) all section and exhibit references are to the sections and exhibits of this Agreement, and (b) all references to days are to calendar days. All the exhibits attached hereto are incorporated herein by this reference. The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted without reference to any headings. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

13.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in California.

13.7 Time. Time is of the essence in the performance of each party’s respective obligations under this Agreement, and no notice of a party’s intent to require strict compliance with the deadlines set forth in this Agreement is required.

13.8 Attorneys’ Fees. If any legal action or other proceeding is commenced to enforce or interpret any provision of, or otherwise relating to, this Agreement, the losing party shall pay the prevailing party’s actual expenses incurred in the investigation of any claim leading to the proceeding, preparation for and participation in the proceeding, any appeal or other post judgment motion, and any action to enforce or collect the judgment including contempt, garnishment, levy, discovery and bankruptcy. For this purpose “expenses” include, without limitation, court or other proceeding costs and experts’ and attorneys’ fees and their expenses. The phrase “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

13.9 Assignment. Neither Buyer nor Seller shall have the right to assign its rights and obligations under this Agreement without the consent of the other, which consent shall not be unreasonably withheld; provided, however, Buyer may assign its rights to, and direct Seller to deliver the Grant Deed to, an entity that is wholly-owned by Buyer. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

13.10 Further Assurances. Each party, at any time before or after Closing, at its own expense shall execute such documents and take such other actions consistent with the terms of this Agreement reasonably required to carry out the terms of this Agreement.

13.11 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the express parties to this Agreement.

13.12 Commissions, Indemnity. Buyer’s broker in this transaction is Woodstock Development, Inc. Seller’s broker is Jones Lang LaSalle. Each party shall be responsible for the payment of all commissions due to its respective brokers. Each party represents to the other party that the representing party has incurred no liability for any brokerage commission or finder’s fee arising from or relating to the transactions contemplated by this Agreement, other than as set forth in this Section 13.12. Each party hereby indemnifies and agrees to protect, defend and hold harmless the other party from and against all liability, cost, damage or expense (including, without limitation, attorneys’ fees and costs incurred in connection therewith) on account of any brokerage commission or finder’s fee which the indemnifying party has agreed to pay or which is claimed to be due as a result of the actions of the indemnifying party. This Section 13.12 is intended to be solely for the benefit of the parties hereto and is not intended to benefit, nor may it be relied upon by, any person or entity not a party to this Agreement.

13.13 Recording. Concurrently with the execution of this Agreement, (i) Seller shall execute, in recordable form, and deliver to Title Company a Short Form or Memorandum of this Agreement (the “Memorandum”) in the form attached hereto as Exhibit N which shall be recorded in the Official Records upon receipt by the Title Company of the Initial Deposit and (ii) Buyer shall execute, in recordable form, and deliver to Title Company a Quitclaim in the form attached hereto as Exhibit N-1, which shall be recorded by Escrow Holder upon written instructions to Escrow Holder by both Seller and Buyer upon termination of this Agreement (i) because Buyer fails to timely delivery the Approval Notice or (ii) Buyer elects to terminate this Agreement pursuant to any provision of this Agreement giving Buyer the right to do so or (iii) Seller elects to terminate this Agreement pursuant to any provisions of this Agreement giving Seller the right to do so. Notwithstanding the foregoing provisions of this Section 13.13, Buyer shall not be obligated to instruct Escrow Holder to record the Quitclaim if Buyer asserts that there is a breach or default by Seller under this Agreement with respect to which Buyer has the remedy of specific performance of Seller’s obligation to convey title to the Property to Buyer.

13.14 Transaction Expenses. Except as otherwise provided in this Agreement, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, authorization (including any necessary meetings or actions) or delivery of this Agreement and in consummating the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its attorneys, accountants and other advisors.

13.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. Any copies bearing faxed or photocopied signatures shall be valid, binding and admissible as though original.

13.16 Survival. The provisions of this Agreement shall not merge with the delivery of the Deed, but shall survive the Closing indefinitely, except that the Representations and Warranties of Seller in Section 5 above shall terminate at 11:59 p.m. Pacific Time on the Survival Expiration Date.

Section 14. LIST OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A-1	Description of Seller’s Property

Exhibit A-2	Assessor’s Parcel Map

Exhibit A-3	Description of Property Being Sold

Exhibit B	Excluded Personal Property

Exhibit C	Leases

Exhibit D	Contracts and Agreements

Exhibits E1 and E2	Form of Tenant Estoppel Certificates

Exhibits F1 and F2	Form of Seller Estoppel Certificates

Exhibit G	Assignment of Development Agreement

Exhibit H	Grant Deed

Exhibit I	Bill of Sale

Exhibit J	Lease Assignment

Exhibit K	Assignment of Contracts and General Assignment

Exhibit L	Form of Tenant Notice Letter

Exhibit M	Intentionally omitted

Exhibit N	Memorandum of Agreement

Exhibit N-1	Quitclaim Deed

Schedule 5.1	Authority

Schedule 5.2	No Conflict

Schedule 5.5	Legal Compliance

Schedule 5.7	Government Action

Schedule 5.8	Liens

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BUYER:		SELLER:

GILEAD SCIENCES, INC., A Delaware Corporation		ELECTRONICS FOR IMAGING, INC., A Delaware Corporation

By:	/s/ John F. Milligan	By:	/s/ John Ritchie
Name:	John F. Milligan	Name:	John Ritchie
Its:	President & Chief Operating Officer	Its:	Chief Financial Officer

Acceptance by Title Company

The Title Company acknowledges receipt of the foregoing Agreement and accepts the instructions contained herein.

Dated: October 23, 2008		First American Title Insurance Company

	By:	/s/ Karen Matsunaga
	Name:	Karen Matsunaga
	Title:	Senior Commercial Escrow Officer